Exhibit 2

                 74                         ISSN 1677-7042 Official Journal of the Union (Diário Oficial da União) – Section 1 No. 116, Tuesday, June 19, 2018

No. 753- Merger Act No. 08700.003265/2018-11.

Plaintiffs: Oi S.A, Telemar Norte Leste S.A, Oi Móvel S.A.,

GoldenTree Asset Management LP, York Global Finance Fund, LP,

Solus Opportunities Fund IDF Series Interests of the Sali

Multi- Series Fund, L.P. Attorneys: Caio Mario da Silva Pereira

Neto, Daniel Tinoco Douek, Renê Guilherme da Silva Medrado, Luís

Henrique Perroni Fernandes, Paulo Leonardo Casagrande, Ana Paula

Paschoalini, Lavinia Moraes de Almeida Nogueira Junqueira and others.

I decide not to acknowledge the transaction.

6/21/2018 5:32 PM [Dispatch CADE.DOCX]